Exhibit 4.1

NUVEEN CHURCHILL BDC INC.
A Maryland Corporation

Shares of Common Stock

FORM OF SUBSCRIPTION BOOKLET

This Subscription Booklet is for the exclusive use of:

Name:

Offeree Number:

Date:

IN THE EVENT THAT YOU DECIDE NOT TO PURCHASE SHARES PURSUANT TO THIS OFFERING, PLEASE DESTROY ANY PHYSICAL COPIES AND DELETE ANY ELECTRONIC COPIES OF THE CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM (TOGETHER WITH ALL AMENDMENTS THEREOF AND SUPPLEMENTS THERETO) AND THIS SUBSCRIPTION BOOKLET.

INTERNAL USE ONLY:

Signature:	Date:

Print Name:
[Title]

NUVEEN CHURCHILL BDC INC.
INSTRUCTION SHEET
All subscribers (“Subscribers”) for shares of common stock, par value $0.01 (“Shares”) of Nuveen Churchill BDC Inc., a Maryland corporation (the “Company”), pursuant to the Confidential Private Placement Memorandum of the Company, as amended and supplemented through the date hereof (the “Memorandum”), must complete the subscription documents in this booklet. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Memorandum.

A.	Completion of Subscription Booklet.

1.	Understandings, Covenants, Representations and Warranties. Please carefully read pages 1 to 16 and check the appropriate box in item 14.

2.	Signature Page for the Subscription Agreement. Complete and sign page 17.

3.	Exhibit A – Purchaser Questionnaire. All Subscribers to complete pages A-1 to A-19. Please note that any supporting documents must be provided in English.

a.	General Information. A-3 to A-8.

b.	Familiarity with Investment Funds. A-8 to A-9.

c.	Confirmation of Accredited Investor Status. A-9 to A-10.

d.	Confirmation of Status as Benefit Plan Investor. A-12 to A-14.

e.	Other Information. A-14 to A-16.

f.	Registration Information. A-16 to A-19.

4.	Exhibit B – GDPR Policy Notice. Subscribers should carefully read our GDPR Policy Notice attached as Exhibit B.

5.	Exhibit C – Sample Bank Letter. To be completed by the financial institution remitting the subscription monies on behalf of the Subscriber.

6.	Exhibit D – Form of Certificate of Incumbency. To be completed by entities that do not already have an incumbency certificate available.

7.	Exhibit E – Tax Information.
IRS Tax Forms W-8 and W-9.  Please execute and return the appropriate IRS Tax Form.

8.	Exhibit F – Transfer Restrictions. Subscribers should carefully read our Transfer Restrictions attached as Exhibit F.

9.	Exhibit G – Election Notice Under Distribution Reinvestment Plan. Please execute and return the election notice if you would prefer to have distributions reinvested in shares of common stock.

B.	Evidence of Authorization.
If the Subscriber is a partnership, corporation or other entity please provide a copy of the filed certificate of incorporation, certificate of formation or certificate of limited partnership, as applicable, along with the relevant organizational documents of the Subscriber. Entities may be requested to furnish other or additional documentation evidencing the authority to invest in the Company. For your convenience, we have included a form of incumbency certificate attached as Exhibit D hereto in the event that your organization does not already have such an incumbency certificate available. Please provide a copy of the passport or other government issued identification document for the individual executing this subscription agreement.

C.	Submission of Subscription Documents.
Preliminary draft agreements (unexecuted) and other documents should be sent electronically for review to DL_ClientServicesOnboarding@nuveen.com and your Institutional Relationship Manager.
After your submitted documents have been approved, please sign the final documents and electronically send all documents to DL_ClientServicesOnboarding@nuveen.com and your Institutional Relationship Manager.

D.	Payment of Capital Commitment Amount.
The Company will notify you at least ten (10) Business Days prior to the date on which you must wire all or any portion of your capital commitment amount to the Company’s account prior to the close of business on such date. This notice will contain all relevant wiring information and instructions. In order to comply with the anti-money laundering regulations applicable to the Company, the sample bank letter attached hereto as Exhibit C MUST be completed by the financial institution which will be remitting the subscription monies on behalf of the Subscriber. “Business Day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing days in foreign exchange and foreign currency and deposits) in New York City.

NUVEEN CHURCHILL BDC INC.
SUBSCRIPTION AGREEMENT
Nuveen Churchill BDC Inc., a Maryland corporation (the “Company”)
AND
___________________________ (the “Subscriber”).

1.	General Information.
The Company was established on March 13, 2018 as a limited liability company under the laws of the State of Delaware and was converted into a Maryland corporation on June 18, 2019 prior to the commencement of operations. The Company intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Nuveen Churchill Advisors LLC (the “Adviser”) will serve as the Company’s investment adviser pursuant to an investment advisory agreement (the “Advisory Agreement”). Churchill Asset Management LLC (the “Sub-Adviser,” and, together with the Adviser, the “Advisers”) will serve as a sub-adviser to the Company pursuant to a sub-advisory agreement with the Adviser (the “Sub-Advisory Agreement,” and, together with the Advisory Agreement, the “Advisory Agreements”).

2.	Receipt of Operative Documents.
The undersigned Subscriber hereby acknowledges receipt of one copy of the Company’s Confidential Private Placement Memorandum, as amended and supplemented through the date hereof, including any exhibits thereto (the “Memorandum”), the Company’s Articles of Amendment and Restatement, dated as of December 26, 2019 (the “Charter”), the Company’s Bylaws, dated as of November 6, 2019 (the “Bylaws” and, together with the Advisory Agreements, the Memorandum and the Charter, the “Operative Documents”). All of the terms and provisions of the Operative Documents are incorporated herein by reference and the Subscriber confirms that it has read the same. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Memorandum. Unless the context requires otherwise, any reference to the Company or the Advisers, shall mean the Advisers acting for and on behalf of the Company.
3.Subscription for Shares, Delivery of the Subscription Agreement and Other Subscription Agreements.
3.1The Subscriber hereby subscribes for and agrees to purchase shares of the Company’s common stock, par value $0.01 (the “Shares”) and to make a capital commitment (“Commitment”) to the Company in the amount set forth on the accompanying signature page completed and signed by the Subscriber. In addition, the Subscriber hereby irrevocably offers to tender this Subscription Agreement (this “Agreement”) and the other applicable investor documents included in the Subscription Booklet. The Company expects to enter into separate subscription agreements (the “Other Subscription Agreements”) with other investors (the “Other Shareholders,” and together with the Subscriber, the “Shareholders”), providing for the sale of Shares to the Other Shareholders. This Agreement and the Other Subscription Agreements are

separate agreements, and the sales of Shares to the undersigned and the Other Shareholders are to be separate sales.
3.2On each Drawdown Date (as defined below), the Subscriber agrees to purchase from the Company, and the Company agrees to issue to the Subscriber, a number of Shares equal to the Drawdown Share Amount (as defined below, and subject to the procedures detailed in Section 5.3 as applicable) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will a Subscriber be required to purchase Shares for an amount in excess of its Unused Capital Commitment (as defined below).
“Drawdown Purchase Price” shall mean, for each Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Subscribers on that Drawdown Date, by (ii) a fraction, the numerator of which is the Unused Capital Commitment of the Subscriber and the denominator of which is the aggregate Unused Capital Commitments of all Subscribers that are not Defaulting Shareholders or Excluded Shareholders (as defined below).
“Drawdown Share Amount” shall mean, for each Drawdown Date, a number of Shares determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date by (ii) the Per Share NAV (as defined below) as of the Drawdown Date, subject to adjustment in accordance with the procedures set forth in “VIII. Determination of Net Asset Value —Determinations in Connection with our Offerings” in the Memorandum (the “Adjustment Procedures”), with the resulting quotient adjusted to the nearest whole number to avoid the issuance of fractional shares.
“Per Share NAV” shall mean, for any date, the net asset value per Share determined in accordance with the procedures set forth in “VIII. Determination of Our Net Asset Value” in the Memorandum (as those procedures may be changed from time to time in a manner consistent with the limitations of the Investment Company Act) as of the last day of the Company’s fiscal quarter immediately preceding such date.
“Unused Capital Commitment” shall mean, with respect to a Subscriber, the amount of such Subscriber’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Subscriber at all previous Drawdown Dates and any Catch-up Date pursuant to Sections 3.2 and 5.2, respectively.
4.Right of Company to Accept or Reject.
It is understood and agreed that the Company, in its discretion and for any reason whatsoever, shall have the right to accept or reject this subscription, only in whole, and that the same shall be deemed to be accepted by the Company only when it is signed by the Company.
5.Closing.
5.1    The closing of the Subscriber’s acquisition of Shares, and the Subscriber’s admission as a Shareholder (the “Closing”), shall take place on such date and at such time as the Company shall designate (such date being the “Closing Date,” and the date upon which the first closing of any Subscription Agreement occurs being referred to herein as the “Initial Closing Date” and the date of the last Closing prior to the date on which the Adviser determines, in its sole discretion, to stop accepting Capital Commitments, the “Final Closing Date”)). At the Closing, the Company shall list the Subscriber as a Shareholder of the Company by registering the Subscriber’s details in the register of Shares of the Company maintained by or at the direction of the Company, and shall deliver to the Subscriber the Subscription Agreement executed by the Company and any other instruments necessary to reflect the Subscriber’s admission as a Shareholder with a Commitment as set forth on the signature page hereof.
5.2    The Company may enter into Other Subscription Agreements with Other Shareholders after the Closing Date, with any closing thereunder referred to as a “Subsequent Closing” and any Other Shareholder whose subscription has been accepted at such Subsequent Closing referred to as a “Subsequent Shareholder.” Notwithstanding the provisions of Sections 3.2 and 5, on a date or dates to be determined by the Company that occur on or following the Subsequent Closing (each such date, a “Catch-up Date”), each Subsequent Shareholder shall be required to purchase from the Company a number of Shares with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Shares by the Subsequent Shareholder on such Catch-up Date(s), such Subsequent Shareholder’s Invested Percentage (as defined below) shall be equal to the Invested Percentage of all prior Shareholders (other than any Defaulting Shareholders or Excluded Shareholders) (the “Catch-up Purchase Price”). Upon payment of all or a portion of the Catch-up Purchase Price by the Subscriber on a Catch-up Date, the Company shall issue to each such Subsequent Shareholder a number of Shares determined by dividing (x) the portion of the Catch-up Purchase Price paid minus the Organizational Expense Allocation by (y) the Per Share NAV as of the Catch-up Date, subject to adjustment in accordance with the Adjustment Procedures. Shareholders that make a Capital Commitment prior to any Subsequent Closing will not be required to fund Drawdowns on a Drawdown Date until all Additional Shareholders have made their entire Catch-up Purchase. For the avoidance of doubt, in the event that the Catch-up Date and a Drawdown Date occur on the same calendar day, the Catch-up Date (and the application of the provisions of this section) shall be deemed to have occurred immediately prior to the relevant Drawdown Date.
“Invested Percentage” means, with respect to a Shareholder, the quotient determined by dividing (i) the aggregate amount of contributions made by such Shareholder pursuant to this Agreement by (ii) such Shareholder’s Capital Commitment.
“Organizational Expense Allocation” means, with respect to a Shareholder, the product obtained by multiplying (i) a fraction, the numerator of which is such Shareholder’s Capital Commitment and the denominator of which is the total Capital Commitments received by the Company through such date by (ii) the total amount of organizational expenses spent by the Company in connection with the Company’s formation.
5.3    At each Drawdown Date following any Subsequent Closing, all Shareholders, including Subsequent Shareholders, shall purchase Shares (in accordance with the provisions of Section 3.2); provided, however, that notwithstanding the foregoing, the definition of Drawdown Share Amount and the provisions of Section 5.2, nothing in this Agreement shall prohibit the Company from issuing Shares to Subsequent Shareholders at a per share price greater than the Per Share NAV as of the Drawdown Date, as adjusted pursuant to the Adjustment Procedures.

5.4    In the event that any Shareholder is permitted by the Company to make an additional capital commitment to purchase Shares on a date after its initial subscription has been accepted, such Shareholder will be required to enter into a separate subscription agreement with the Company and such other documents as may be requested by the Company, it being understood and agreed that such separate subscription agreement will be considered to be an Other Subscription Agreement for the purposes of this Agreement.
6.Drawdowns.
6.1The Subscriber hereby agrees to make contributions to the capital of the Company (“Capital Contributions”) at the request of the Company in an amount up to and including the total amount of the Subscriber’s Commitment as provided in this Agreement and any failure to do so may result in the Company deeming the Subscriber to be in default and subject to the remedies set forth in this Agreement. The Subscriber acknowledges the remedies in such circumstances as the same are expected to be provided for in this Agreement.
6.2Subject to Section 6.6, purchases of Shares will take place on dates selected by the Company in its sole discretion (each, a “Drawdown Date”) and shall be made in accordance with the provisions of Section 3.2.
6.3Prior to each Drawdown Date, the Company shall deliver to the Subscriber a notice (each, a “Drawdown Notice”) setting forth (i) the aggregate purchase price for Shares being purchased on the Drawdown Date; (ii) the applicable Drawdown Purchase Price; (iii) the estimated Drawdown Share Amount; (iv) applicable Per Share NAV as of the applicable Drawdown Date, and (v) the account to which the Drawdown Purchase Price should be wired. The Company shall deliver each Drawdown Notice to the Subscriber at least 10 Business Days prior to the Drawdown Date. On the Drawdown Date, if as a result of adjustments to the Per Share NAV in accordance with the Adjustment Procedures, the estimated Drawdown Share Amount set forth in the Drawdown Notice is not the actual Drawdown Share Amount, the Company will deliver to the Subscriber an additional notice setting forth the adjusted Per Share NAV and the actual Drawdown Share Amount. For the purposes of this Agreement, the term “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.
6.4The delivery of a Drawdown Notice to the Subscriber shall be the sole and exclusive condition to the Subscriber’s obligation to pay the Drawdown Purchase Price identified in each Drawdown Notice. On each Drawdown Date, the Subscriber shall pay the Drawdown Purchase Price to the Company by bank wire transfer in immediately available funds in U.S. dollars to the account specified in the Drawdown Notice.
6.5At the end of the Commitment Period (as defined below), any Unused Capital Commitment (other than any Defaulted Commitment) shall automatically be reduced to zero, provided, however that for two years following the end of the Commitment Period and prior to an Exchange Listing, the Subscriber will remain obligated to fund Drawdowns to the extent necessary to pay amounts due under Drawdown Notices that the Company may thereafter issue to: (a) pay Company expenses, including management fees, amounts that may become due under any borrowings or other financings or similar obligations, or indemnity obligations, (b) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (c) fund follow-on investments made in existing portfolio companies within three years from the end of the Commitment Period that, in the aggregate, do not exceed five percent (5%) of total Capital Commitments, (d) fund obligations under any Company guarantee, and/or (e) as necessary for the Company to preserve its status as a “regulated investment company” under Subchapter M of the Code. An “Exchange Listing” shall mean the listing of the Shares on a national securities exchange. “Commitment Period” shall mean the period beginning upon the execution of this Subscription Agreement and continuing through the earlier of (i) an Exchange Listing, and (ii) the 36-month anniversary of the Fundraising Period. “Fundraising Period” shall mean the period beginning on the Initial Closing Date and continuing through the 18-month anniversary of the Initial Closing Date. The Fundraising Period may be extended to the 24-month anniversary of the Initial Closing Date in the sole discretion of the Company’s Board of Directors (the “Board”). If the Company has not consummated an Exchange Listing within five (5) years of the Initial Closing Date, subject to extension for two additional one-year periods, in the sole discretion of the Board, the Board (subject to any necessary Shareholder approvals, which will be obtained upon receipt of an executed Subscription Agreement from each Subscriber by means of the irrevocable limited proxy described in Section 9.28 below, and any applicable requirements of the 1940 Act) will use its commercially reasonable efforts to wind down and/or liquidate and dissolve the Company in an orderly manner pursuant to the procedures set forth in the Charter and Bylaws.
6.6Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right (a “Limited Exclusion Right”) to exclude any Shareholder (such Shareholder, an “Excluded Shareholder”) from purchasing Shares from the Company on any Drawdown Date if, in the reasonable discretion of the Company, there is a substantial likelihood that such Shareholder’s purchase of Shares at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such Shareholder, the Company, the Advisers, any Other Shareholder or a portfolio company would be subject or (ii) cause the investments of “Benefit Plan Investors” (within the meaning of Section 3(42) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain Department of Labor regulations) to be significant and any assets of the Company to be considered “plan assets” under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In the event that any Limited Exclusion Rights is exercised, the Company shall be authorized to issue an additional Drawdown Notice to the non-Excluded Shareholders to make up any applicable shortfall caused by such Limited Exclusion Right.
7.Dividends; Distribution Reinvestment Plan
As described more fully in the Operative Documents, the Company generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, as determined by the Board in its discretion. If the Board authorizes, and the Company declares, a dividend or distribution, each Shareholder’s distribution will be automatically paid in cash unless a Shareholder elects to have its dividends or distributions reinvested in additional Shares pursuant to the Company’s distribution reinvestment plan (the “Distribution Reinvestment Plan”). The Shareholder may “opt in” to the Distribution Reinvestment Plan by completing the Election Notice in Exhibit G attached hereto or by notifying the Adviser in writing no later than 10 days prior to the record date for distributions to the Shareholder. Any fractional Share otherwise issuable to a participant in the Distribution Reinvestment Plan will instead be paid in cash.
8.Remedies Upon Subscriber Default. In the event that a Subscriber fails to pay all or any portion of the Drawdown Purchase Price due from such Subscriber on any Drawdown Date (such amount, together with the full amount of such Subscriber’s remaining Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of 10 Business Days, the Company shall be permitted to declare such Subscriber to be in default of its obligations under this Agreement (any such Subscriber, a “Defaulting Subscriber”) and shall be permitted to pursue one or any combination of the following remedies:
8.1The Company may prohibit the Defaulting Subscriber from purchasing additional Shares on any future Drawdown Date;
8.2The Company may offer up to 100% of the Defaulting Subscriber’s Shares (the “Offered Shares”) first, to the Other Shareholders (other than any defaulting Other Shareholders) and if such Other Shareholders do not purchase all of such Offered Shares, to third parties for purchase at a price equal to the lesser of the net asset value of such Shares on the relevant trade date or the highest price reasonably obtainable by the Company, subject to such other terms as the Company in its discretion shall determine, which offer(s) shall be binding upon the Defaulting Subscriber if the purchasing Other Shareholders or third parties agree to assume the related Capital Commitment with respect to such Shares of the Defaulting Subscriber, including any portion then due and unpaid, and the Company pursuant to its authority under Section 11 may execute on behalf of the Defaulting Subscriber any documents necessary to effect the Transfer (as defined herein) of the Defaulting Subscriber’s Shares pursuant to this Section 8.2; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no Shares shall be transferred to any Other Shareholder pursuant to this Section 8.2 in the event that such Transfer (as defined in herein) would (x) violate the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer (as defined in Section 9.7), (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this provision shall operate only to the extent useful to avoid the occurrence of the consequences contemplated herein);
8.3Fifty percent (50%) of the Shares then held by the Defaulting Subscriber shall be automatically transferred on the books of the Company, without any further action being required on the part of the Company or the Defaulting Subscriber, to the Other Shareholders (other than any defaulting Other Shareholder), pro rata in accordance with their respective Capital Commitments; provided, however, that notwithstanding anything to the contrary contained in this Subscription Agreement, no Shares shall be transferred to any Other Shareholder pursuant to this Section 8.3 in the event that such transfer would (x) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer (as defined in Section 9.7), (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code

(it being understood that this provision shall operate only to the extent useful to avoid the occurrence of the consequences contemplated herein); provided, further, that any Shares that have not been transferred to one or more Other Shareholders pursuant to the previous proviso shall be allocated among the participating Other Shareholders pro rata in accordance with their respective Capital Commitments. The mechanism described in this Section 8.3 is intended to operate as a liquidated damage provision, since the damage to the Company and Other Shareholders resulting from a default by the Defaulting Subscriber is both significant and not easily quantified. By entry into this Subscription Agreement, the Subscribers agrees to this transfer and acknowledges that it constitutes a reasonable liquidated damage remedy for any default in the Subscriber’s obligation of the type described;
8.4The Company may pursue any other remedies against the Defaulting Subscriber available to the Company, subject to applicable law. The Subscriber agrees that this Section 8.4 is solely for the benefit of the Company and shall be interpreted by the Company against a Defaulting Subscriber in the discretion of the Company. The Subscriber further agrees that the Subscriber cannot and shall not seek to enforce this Section 8 against the Company or any shareholder in the Company; and
8.5The Company shall be authorized to issue additional Drawdown Notices to non-Defaulting Subscribers to make up for any short-fall caused by a Defaulting Subscriber’s failure to fund any Drawdown Notice, provided that no Subscriber shall be obligated to fund more than its then Unused Capital Commitment.
9.Representations, Warranties and Covenants of the Subscriber.
The Subscriber hereby represents and warrants to the Company as follows:
9.1The Subscriber has received and carefully read a copy of the Memorandum outlining, among other things, the organization and investment objectives and policies of, and the risks and expenses of an investment in, the Company. The Subscriber acknowledges that in making a decision to subscribe for Shares, the Subscriber has relied solely upon the Memorandum and independent investigations made by the Subscriber or its representatives in making its decision to purchase the Shares for which it hereby subscribes. The Subscriber is satisfied that it has received information with respect to all matters that it considers material to its decision to make this investment. The Subscriber understands the investment objectives and policies of and the investment strategies which may be pursued by the Company. The Subscriber’s investment in the Company is consistent with the investment purposes and objectives and cash flow requirements of the Subscriber and will not adversely affect the Subscriber’s overall need for diversification and liquidity.
9.2The Subscriber is aware that the fundamental risks and possible financial hazards of purchasing the Shares hereby subscribed for are described in the “Risk Factors and Potential Conflicts of Interest” section set forth in the Memorandum, and the Subscriber has carefully considered all of them. The Subscriber is further aware that such list of risk factors is not meant to be an exhaustive listing of all potential risks associated with an investment in the Company.
9.3The Subscriber fully understands the nature of the risks involved in purchasing Shares and is qualified by its own experience to evaluate investments of this type, or has relied upon the advice of someone so qualified. The Subscriber has relied upon the advice as to tax matters relating to an investment in the Company of someone appropriately qualified whom the Subscriber has retained to advise it as to such matters in light of its personal situation. The Subscriber is aware of the fundamental risks relating to the tax structure of the Company, as described in the “Certain Tax and ERISA Considerations” section set forth in the Memorandum, and the Subscriber has carefully considered all of them.
9.4THE SUBSCRIBER UNDERSTANDS AND ACKNOWLEDGES THAT UNDER THE TERMS OF THE OPERATIVE DOCUMENTS, THE ADVISERS HAVE THE EXCLUSIVE RIGHT TO ALLOCATE THE COMPANY’S ASSETS WITHOUT PRIOR NOTICE TO, OR THE CONSENT OF, ANY SHAREHOLDER. THE SUBSCRIBER UNDERSTANDS THAT SUBSCRIBER MUST BE WILLING TO ENTRUST ALL ASPECTS OF THE COMPANY’S MANAGEMENT TO THE ADVISERS.
9.5THE SUBSCRIBER IS AWARE THAT THE UNDERWRITING OF AND INVESTING IN LOANS INVOLVES CONSIDERABLE RISK. THE PROFITABILITY OF A SIGNIFICANT PORTION OF THE COMPANY’S INVESTMENT PROGRAM DEPENDS TO A GREAT EXTENT UPON THE ABILITY OF THE SUB-ADVISER TO SUCCESSFULLY UNDERWRITE OR EVALUATE LOANS, AS WELL AS OTHER FACTORS THAT IMPACT THE VALUE OF THE INVESTMENTS. THERE CAN BE NO ASSURANCE THAT THE SUB-ADVISER WILL BE ABLE TO ACCURATELY UNDERWRITE OR EVALUATE LOANS OR ACCURATELY ANTICIPATE FUTURE EVENTS WHICH MAY AFFECT PRICE MOVEMENTS OR THE VALUE OF SECURITIES.
9.6The Subscriber acknowledges and understands the desirability of diversifying its investments by not placing a disproportionate portion of its assets in any one investment. The Subscriber represents that the portion of its assets which it proposes to invest in the Company is appropriate in light of its need for liquidity, its investment goals and other relevant factors.
9.7The Subscriber is aware of its inability to readily liquidate its investment in the case of an emergency. In view of such facts, the Subscriber acknowledges that it has adequate means of providing for its current needs, anticipated future needs and possible contingencies. The Subscriber acknowledges and understands that the Shares being purchased by it have not been registered under the Securities Act, and that the offering and sale of the Shares is exempt from such registration by virtue of the provisions of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. Furthermore, the Subscriber understands that all offerings and sales made outside the United States will be made pursuant to Regulation S under the Securities Act. The Subscriber also understands that the Shares being purchased by it have not been registered under applicable state securities or “Blue Sky” laws. The Subscriber understands that there is no resale market for the Shares, and the Company is not required and does not intend to register the Shares under the Securities Act or applicable state securities laws. The Subscriber also understands that it may not assign its Shares without the consent of the Company or the Adviser, which consent may be given or withheld in the Company’s or the Adviser’s discretion, and that any Shares acquired by the Subscriber may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (each, a “Transfer”) in any manner that would require the

Company to register the Shares under the 1933 Act, under any U.S. state securities laws or under the laws of any non-U.S. jurisdictions.
9.8(i) Prior to an Exchange Listing, the Subscriber may not Transfer any of its Shares or its Capital Commitment unless (x) the Company or the Adviser provide prior written consent, (y) the Transfer is made in accordance with applicable securities laws and (z) the Transfer is otherwise in compliance with the transfer restrictions set forth in Exhibit F attached hereto. Following an Exchange Listing, during the Lock-Up Period (as defined below), Subscribers will be restricted from: (1) offering, pledging, selling, contracting to sell, sell any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase or otherwise transferring or disposing of, directly or indirectly, any Shares or securities convertible into or exchangeable or exercisable for any Shares, or publicly disclosing the intention to make any offer, sale, pledge or disposition, (2) entering into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of Shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of Shares or such other securities, in cash or otherwise), or (3) if applicable, making any demand for or exercise any right with respect to the registration of any Shares or any security convertible into or exercisable or exchangeable for Shares. The “Lock-Up Period” is (i) 365 days after the date of an Exchange Listing for all Shares held by certain individuals and entities affiliated with the Advisers, and (ii) 180 days after the date of an Exchange Listing for 50% of the Shares held by the Subscriber (other than certain individuals and entities affiliated with the Advisers) and 270 days for the remaining 50% of the Shares held by the Subscriber (other than certain individuals and entities affiliated with the Advisers). The lock-up will apply to all Shares acquired prior to an Exchange Listing, but will not apply to any Shares acquired in open market transactions or acquired pursuant to the dividend reinvestment plan after the date of an Exchange Listing. No Transfer will be effectuated except by registration of the Transfer on the Company books. Each transferee must agree to be bound by these restrictions and the terms of the Operative Documents and all other obligations as a Shareholder of the Company.
(ii)Notwithstanding any other provision of this Agreement, the Subscriber covenants that it will not transfer all or any part of the Shares or its Capital Commitment (or purport to do so) if such Transfer would cause (A) the Company or the Advisers to be in violation of the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), as amended, or any similar U.S. federal, state or non-U.S. law or regulation (collectively, “Anti-Money Laundering Laws”); or (B) the Shares to be held by a country, territory, entity or individual currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any entity or individual that resides or has a place of business in, or is organized under the laws of, a country or territory that is subject to any sanctions administered by OFAC.
9.9The Subscriber understands that the Company, in its discretion and at any time, may require the Subscriber to withdraw its Capital Commitment to the Company, in whole or in part (as described in the Operative Documents).

9.10The Subscriber understands that no state or other governmental authority has made any finding or determination relating to the fairness of an investment in the Company.
9.11The Subscriber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment, or it, together with the purchaser representative appointed by the Subscriber (who is acting as its purchaser representative and whom it has so designated in writing and which writing it has delivered to the Company), have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of this investment.
9.12The Subscriber represents and warrants that the Subscriber: (a) has sufficient financial standing to satisfy the obligations of a Shareholder under this Agreement; (b) is not domiciled in a country subject to trade embargoes imposed by the United Nations or the European Union; and (c) has not been (nor any of its directors or senior officers have been) formally charged or convicted of committing any act involving fraud, willful misconduct or misappropriation of funds during the five (5) years prior to the date of this Agreement.
9.13The Subscriber understands that the Company will only offer Shares to prospective investors who are “accredited investors” as that term is defined in Rule 501(a) of the Securities Act and the Subscriber represents and warrants that it is an accredited investor.
9.14The Subscriber represents and warrants that neither the Subscriber nor any person who through the Subscriber (including anyone who has investment discretion on the Subscriber’s behalf) will beneficially own the Shares has been subject to any “disqualifying event” (as defined in Rule 506(d)(1) under the Securities Act) at any time on or prior to the Subscriber’s investment in the Company. The representations and warranties set forth in this paragraph 9.14 shall be deemed repeated and reaffirmed by the Subscriber to the Company as of each Closing Date. Furthermore, the Subscriber agrees to provide the Company with (1) prompt written notice of the occurrence of any event specified above with respect to the Subscriber or any such beneficial owner and (2) any information, documentation or certifications (including, if requested, a “bad actor” disqualification questionnaire) required by the Company, in its sole discretion, to permit the Company to comply with its obligations pursuant to Rule 506(d) under the Securities Act.
9.15The Subscriber represents and warrants that either: (i) the Subscriber is not required to register in any capacity with the U.S. Commodity Futures Trading Commission (“CFTC”) under the U.S. Commodity Exchange Act (“CEA”), or the rules and regulations of the CFTC thereunder; or (ii) the Subscriber is registered with the CFTC in each capacity in which it is required to be registered with the CFTC under the CEA, or the rules and regulations thereunder, Subscriber is a member of the U.S. National Futures Association (“NFA”) and Subscriber’s membership in NFA is not currently under suspension.  Subscriber agrees to promptly notify the Adviser in writing in the event the foregoing representation ceases to be true and correct.
9.16The Subscriber: (i) is not registered as an investment company under the Investment Company Act; (ii) has not elected to be regulated as a business development company under the Investment Company Act; and (iii) either (A) is not relying on the exception from the definition of “investment company” under the Investment Company Act set forth in Section 3(c)

(1) or 3(c)(7) thereunder or (B) is permitted to acquire and hold more than 3% of the outstanding voting securities of a business development company.
9.17During the course of the offering of the Shares, both the Subscriber and its advisors have had the opportunity to ask questions of and receive answers from representatives of the Company or persons acting on its behalf concerning the terms and conditions of a proposed investment in the Company and the Subscriber’s advisors and have also had the opportunity to obtain additional information necessary to verify the accuracy of information previously furnished about the Company.
9.18The Subscriber represents and warrants to the Company that:
(a)If it is a corporation or other entity, the Subscriber acknowledges and agrees that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and was not formed for the specific purpose of acquiring Shares of the Company; (ii) it has full power and authority to enter into and perform this Agreement; (iii) this Agreement constitutes a valid and binding obligation on the Subscriber’s part, enforceable against the Subscriber in accordance with its terms; and (iv) the execution, delivery and performance of this Agreement by the Subscriber has been authorized by all necessary corporate or other action on the Subscriber’s part, and will not violate any contract, restriction or commitment of or applicable to the Subscriber or any of its affiliates, or to the best of the Subscriber’s knowledge, any applicable law or government regulation;
(b)All legal and tax advice, registrations, declarations or filings with, or licenses, approvals or authorizations of, any legislative body, governmental department or other governmental authority, necessary or appropriate in connection with its investment in the Company have been obtained or complied with;
(c)The Subscriber understands (i) the investment objective and policies of the Company, (ii) the manner in which profits and losses will be allocated, and (iii) the method of compensating the Advisers, and the various risks associated therewith, including the risk of creating incentives to make investments that are more risky and speculative than would be the case in the absence of such compensation.
9.19The Subscriber acknowledges or, if the Subscriber is acting as agent, representative, or nominee for a beneficial owner, has advised the beneficial owner that the Company reserves the right, without notice, to offer Shares through one or more affiliated selling agents or brokers on an exclusive or non-exclusive basis and to pay referral fees and commissions out of the fees and allocations payable to the Advisers.
9.20The Subscriber understands that the Company (i) intends to file an election to be regulated as a BDC under the Investment Company Act and (ii) intends to file an election to be treated as a regulated investment company within the meaning of Section 851 of the Code, for U.S. federal income tax purposes; pursuant to those elections, the Subscriber will be required to furnish certain information to the Company as required under Treasury Regulations § 1.852-6(a) and other regulations. If the Subscriber is unable or refuses to provide such information directly to the Company, the Subscriber understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation § 1.852-7. The Company has filed a registration statement on Form 10 (the “Form 10”) for the Shares with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Form 10 is not the offering document pursuant to which the Company is conducting this offering and may not include all information regarding the Company contained in the Operative Documents; accordingly, Subscribers should rely exclusively on information contained in the Operative Documents in making their investment decisions.
9.21The Subscriber (i) acknowledges that recent legislation has modified the Investment Company Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met; (ii) acknowledges that the Teachers Insurance and Annuity Association of America, as the Company’s sole initial Shareholder, has approved a proposal that allows the Company to reduce its asset coverage to 150%; and (iii) agrees that the Company’s asset coverage ratio is 150% as permitted by such recent legislation.
9.22The Subscriber acknowledges that it has consulted to the extent deemed appropriate by the Subscriber with the Subscriber’s own advisors as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in the Shares and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in the Shares, and believes that an investment in the Shares is suitable and appropriate for the Subscriber.
9.23The Subscriber represents that the information contained in Exhibit A attached hereto is complete and accurate as of the date hereof and may be relied upon by the Company. The Subscriber further represents that it will notify the Company immediately in writing of any material change in any of such information that may occur at any time following the date of this Agreement.
9.24The Subscriber understands that the Company is subject to know-your-costumer and anti-money laundering rules, regulations and procedures and, as a result, it may require other documentation in addition to this Agreement or at any time change the minimum subscription requirements. Further, the Subscriber understands that the Company reserves the right to request such documentation or impose such minimums prior to deciding whether or not to accept this subscription.
9.25The Subscriber acknowledges receipt of Part 1 and Part 2, as applicable, of the Form ADV (the “Form ADV”) of the Adviser and the Sub-Adviser. For so long as the Subscriber is a Shareholder of the Company, the Advisers shall provide the Subscriber with each annual update to the Form ADV.
9.26The Subscriber acknowledges that it is aware and understands that Eversheds Sutherland (US) LLP acts as U.S. counsel to the Company. The Subscriber also acknowledges that it is aware and understands that, in connection with this offering of Shares and subsequent advice to the Company, Eversheds Sutherland (US) LLP will not be representing Shareholders of the Company, including the Subscriber, and no independent counsel has been retained by the Company to represent Shareholders of the Company.

9.27The Subscriber acknowledges that the Company may enter into a subscription facility for short-term borrowing (the “Borrowing Facility”). In connection with any such Borrowing Facility, the Subscriber hereby acknowledges, agrees and confirms to the lender or agent pursuant to the Borrowing Facility that it is and shall remain absolutely and unconditionally obligated to fund its Unfunded Commitment (including, without limitation, any Capital Contributions required during any suspension of, or after the termination of, the Investment Period). The Subscriber further agrees to cooperate with the Company and provide financial information and other documentation reasonably and customarily required to obtain such facilities, and to not amend, modify, supplement, cancel, terminate, reduce or suspend any of its obligations under this Agreement.
Without limiting the generality of the foregoing, the Subscriber specifically agrees and consents that the Company may, at any time, and without further notice to or consent from the Subscriber (except to the extent otherwise provided in this Subscription Agreement), grant security over (and, in connection therewith, Transfer (as defined in Section 9.7) its right to draw down capital from the Subscriber pursuant to Section 3.2, and the Company’s right to receive the Drawdown Share Purchase Price (and any related rights of the Company), to lenders or other creditors of the Company, in connection with any Borrowing Facility or other indebtedness, guarantee or surety of the Company; provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to Section 3.2. In connection with any Borrowing Facility, the Subscriber specifically agrees, for the benefit of the Company and such lenders, to the following:
(a)The Company may incur indebtedness for Company purposes pursuant to a Borrowing Facility and secure such facility by (i) the Unused Capital Commitments, (ii) the Company’s rights to issue Drawdown Notices, (iii) the Company’s right to exercise remedies against the Subscribers and the Other Subscribers for failure to pay for such Shares as required by the Drawdown Notices, (iv) the deposit account into which the payments for such Shares will be wired on the applicable Drawdown Dates, and (v) any related collateral and proceeds thereof;
(b)the Subscriber acknowledges and agrees that the lender (or agent for the lenders) under a Borrowing Facility is relying on each Subscriber’s Unused Capital Commitment as its primary source of repayment and may issue future Drawdown Notices and may exercise all remedies of the Company with respect thereto as part of such lenders’ remedies under the Borrowing Facility;
(c)in the event of a failure by any Subscriber to pay for such Shares, the Company and such lender is entitled to pursue any and all remedies available to it under this Subscription Agreement, including issuing additional Drawdown Notices to non-Defaulting Subscribers in order to make up any deficiency caused by the default of the Subscriber, whose ownership in the Company would be diluted as a result;
(d)the Subscriber agrees that its obligation to fund Drawdown Notices pursuant to Section 3.2 is irrevocable, and shall be without setoff, counterclaim or defense of any kind, including any defense pursuant to Section 365 of the U.S. Bankruptcy Code (other than any defenses provided hereunder);
(e)the Subscriber has received full and adequate consideration on the date hereof for its Shares notwithstanding that they are to be paid and issued in subsequent installments, and any defense of non-consideration or similar defenses for its subscription are hereby waived by the Subscriber, whether in bankruptcy, insolvency, receivership or similar proceedings or otherwise, including any failure or inability of the Company to issue Shares or for any such Shares to have positive value on the date of a Drawdown Notice;
(f)the Company may use the proceeds of any Share issuance for repaying outstanding loans under the Borrowing Facility;
(g)the Subscriber agrees that the Company may reveal the Subscriber’s identity on a confidential basis to the lenders under a Borrowing Facility;
(h)upon the reasonable request of the Company, the Subscriber will provide the Company with copies of its financial statements to the extent such financial statements are not otherwise publically available and information about the Subscriber’s beneficial owners to enable the Company to comply with underwriting requests from any lender under a Borrowing Facility;
(i)any claim the Subscriber may have against the Company or another Subscriber in the Company shall be subordinate to any claim a lender under the Borrowing Facility may have against the Company or such Subscriber;
(j)from time to time upon request, the Subscriber will provide to any lender under a Borrowing Facility a certificate setting forth such Subscriber’s then Unused Capital Commitment;
(k)the Subscriber acknowledges and confirms that the terms of the applicable Borrowing Facility and each agreement executed in connection therewith can be modified (including, without limitation, increases, decreases or renewals of credit extended, or the release of any guarantee or security) without further notice to such Subscriber and without its consent; provided, however, that in no event shall any such modification of any such document alter a Subscriber’s rights or obligations hereunder without such Subscriber’s written consent;
(l)each Subscriber acknowledges that the making and performance of its obligations hereunder constitute private and commercial acts rather than governmental or public acts, and that neither it nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, execution of a judgment or from any other legal process with respect to its obligations hereunder, and to the extent that it may hereafter be entitled to claim any such immunity, or to the extent that there may be attributed to it such an immunity (whether or not claimed), unless otherwise agreed in writing by the Company, it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity;
(m)upon the withdrawal or transfer of the Subscriber’s interest in the Company in accordance with the terms hereof, such Subscriber acknowledges that it may be required at the time of such withdrawal or transfer to fund a Drawdown Notice to repay amounts outstanding under the Borrowing Facility equal to its share thereof; provided that such Subscriber shall not be required to fund a Drawdown Notice in excess of its Unused Capital Commitment; and
(n)that the lenders under a Borrowing Facility are third party beneficiaries of this Subscription Agreement who may rely on the Subscriber’s agreements in this Section 9.27 in providing a Borrowing Facility to the Company.

9.28The Subscriber hereby irrevocably (to the fullest extent permitted by law) appoints Kenneth J. Kencel and Michael Perry, and each of them acting individually, as attorney-in-fact and proxy for the undersigned, with full power of substitution, for and in the name and stead of the undersigned Subscriber to vote in favor of a proposal to liquidate and dissolve the Company, on a date that is at least five (5) years after the Initial Closing Date, subject to up to two (2) one-year extensions in the sole discretion of the Board, which has been declared advisable by the Board and submitted to the shareholders of the Company for consideration (a “Liquidation Proposal”), at a meeting of shareholders or otherwise, with respect to the outstanding shares of capital stock of the Company owned of record by the Subscriber as of the date of this proxy and any and all other shares of capital stock or securities issued to the Subscriber or issuable in respect thereof on or after the date hereof and prior to the date this proxy (the “Irrevocable Limited Proxy”) terminates. This Irrevocable Limited Proxy is irrevocable, is coupled with an interest and is granted in connection with that certain offering by the Company and described in the Confidential Private Placement Memorandum of the Company, as amended and supplemented through the date hereof. The Company has issued the Shares to the Subscriber in consideration of, among other things, this Irrevocable Limited Proxy. This proxy will terminate upon the earlier of an Exchange Listing or the date upon which Articles of Dissolution of the Corporation are accepted for record by the State Department of Assessments and Taxation of the State of Maryland.
Upon the execution of this Agreement, all prior proxies given by the Subscriber with respect to any of the Shares are hereby revoked. The Subscriber may vote the Shares on all other matters other than a Liquidation Proposal, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters. Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Subscriber (including any transferee of any of the Shares).
10.Subscriber Information
10.1The Subscriber has duly completed the tax information in Exhibit E (U.S. Internal Revenue Service (“U.S. IRS”) on Tax Forms W-8 or W-9 and confirms that the information provided is true and complete.
10.2The Subscriber acknowledges that, in order to comply with the provisions of the U.S. Foreign Account Tax Compliance Act (“FATCA”) and other applicable automatic exchange of information regimes (including, but not limited to, the Common Reporting Standard developed by the Organisation for Economic Co-operation and Development) (“AEOI”)) and avoid the imposition of U.S. federal withholding tax, the Company may, from time to time, require further information and/or documentation from the Subscriber and, if and to the extent required under FATCA or an applicable AEOI, the Subscriber’s direct and indirect beneficial owners (if any), relating to or establishing any such owner’s identity, residence (or jurisdiction of formation), income tax status, and other required information and may provide or disclose such information and documentation to the U.S. IRS or other relevant government authority. The Subscriber agrees that it shall provide such information and documentation concerning itself and its beneficial owners, if any, as and when requested by the Company sufficient for the Company to comply with its obligations under FATCA or an applicable AEOI. The Subscriber acknowledges that, if the Subscriber does not provide the requested information and documentation, the Company may, at its sole option and in addition to all other remedies available at law or in equity, prohibit additional investments, decline or delay any redemption requests by the Subscriber and/or deduct from such Subscriber’s account and retain amounts sufficient to indemnify and hold harmless the Company from any and all withholding taxes, interest, penalties and other losses or liabilities suffered by the Company on account of the Subscriber’s not providing all requested information and documentation in a timely manner, and to ensure that such withholding taxes, interest, penalties and other losses or liabilities are economically borne by the Subscriber. The Subscriber shall have no claim against the Company, the Advisers or any of their respective affiliates for any form of damages or liability as a result of any of the aforementioned actions in the absence of willful misconduct and/or gross negligence.
10.3The Subscriber acknowledges that a failure to deliver, upon request, any documents or relevant information to the Company, may result in the Subscriber being charged with any taxes, penalties, fines or any other charges imposed on the Company and attributable to such failure to provide the relevant documentation or information, and the Company may, in its sole discretion, redeem the Shares of such Subscriber.
10.4The Subscriber has duly completed the requested forms in Exhibit E and confirms that the information provided is true and complete. The Subscriber agrees to provide new or additional forms upon the request of the Company or upon a change of facts upon which such forms were prepared.
11.Appointment of Attorney-in-Fact.
11.1The Subscriber hereby designates, constitutes and appoints each of the Adviser and the Sub-Adviser as its true and lawful attorney-in-fact for the Subscriber, and in the name, place and stead of the Subscriber from time to time to make, execute, verify, sign, acknowledge, record, deliver, swear to, file and/or publish such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to do business, in connection with qualification to do business and with the use of the name of the Company by the Company and the dissolution of the Company.
11.2The foregoing grant of authority: (i) is a special power of attorney given to secure a proprietary interest of each of the Adviser and the Sub-Adviser or the performance of an obligation owed to each of the Adviser and the Sub-Adviser, is irrevocable and shall survive the disability, death, incapacity, bankruptcy, termination or dissolution of the Subscriber; and (ii) shall survive the delivery of an assignment by a Shareholder of all or any portion of its Shares, except that where the assignee thereof has been approved by the Company for admission to the Company as a substitute Shareholder, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorneys-in-fact to execute, acknowledge and file any instrument necessary to effect such substitution.
11.3This power of attorney shall be valid and in full force and effect for a limited period equal to the duration of the Subscriber’s Capital Commitment (unless earlier terminated pursuant to the provisions of this Agreement). The Subscriber hereby agrees that such duration is in the interest and for the benefit of all partners and is reasonable given the nature and duration of the investments made by the partners in the Company; provided, however, that, notwithstanding anything to the contrary in this Agreement, if any such power of attorney is determined to be invalid or voidable under applicable law due to the potential duration thereof, it is the intent of the Subscriber that the duration of such power of attorney be reduced to the maximum duration possible without rendering such power of attorney invalid or voidable under applicable law.
11.4The Subscriber hereby agrees to execute and deliver to its attorney-in-fact (mandataire) above appointed, within five (5) Business Days after receipt of such attorney’s request therefor, such other and further powers of attorney or other instruments as such attorney deems necessary.
12.Designation of Nominee.
In the event that the undersigned is acting as an agent, representative or nominee for an individual or entity who will be the beneficial owner of the Shares, please check here:  ☐.
The Subscriber understands and acknowledges that the representations, warranties and agreements made in this Agreement are made by the Subscriber with respect to the beneficial owner of the Shares subscribed for hereby. The Subscriber represents and warrants that the Subscriber has all requisite power and authority from said beneficial owner to execute and perform the obligations under this Agreement and agrees to indemnify and hold harmless the Company and the affiliates, associates, advisors, partners, employees and agents of the Company from and against any and all loss, liability, claim, damage, cost and expense whatsoever (including, but not limited to, legal fees and expenses and any and all other costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of, or resulting from, or based upon, any misrepresentation or breach of warranty by the Subscriber under this Agreement or in any other document furnished by the Subscriber to the Company in connection with the offer or sale of the Shares.
13.Indemnification.
The Subscriber agrees to indemnify and hold harmless the Company, the Adviser, the Sub-Adviser, Nuveen Churchill Administration LLC (the “Administrator”), their affiliates and each other person, if any, who controls or is controlled by any thereof, within the meaning of Section 15 of the Securities Act (collectively, the “Company Parties”), against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever) (collectively, “Losses”) arising out of or based upon any false representation or warranty or breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein, in this Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with this transaction (“Subscriber Breach”); provided that the Subscriber shall not be required to indemnify the Company Parties (i) for any amount in excess of its Commitment to the Company or (ii) in circumstances where the Subscriber Breach does not result in Losses or adversely affect the Company Parties.
14.Benefit Plan Investor.
Each Subscriber agrees, represents and warrants that, unless indicated on Section (E) of the attached Purchaser Questionnaire it is not, nor is acting on behalf of, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) a “plan” that is subject to Section 4975 of the Code, (iii) a plan or arrangement subject to federal, state, local or non-U.S. laws that are substantially similar to the foregoing laws (“Similar Law”), or an entity that is deemed to hold the assets of any such plan or arrangement described in (i), (ii), or (iii) above (collectively, a “Plan”) Each Subscriber who indicates on Section (E) of the Purchaser Questionnaire that it is, or is acting on behalf of, a Plan agrees, represents and warrants, to the extent applicable, that:
14.1The representations made in Section (E) of the Purchaser Questionnaire are true, accurate and complete, including, without limitation, the maximum percentage of the Subscriber’s assets which might constitute the assets of Benefit Plan Investors.
14.2The decision to acquire Shares was made by a “named fiduciary” (within the meaning of Section 402(a) of ERISA) or a fiduciary under Similar Law with respect to the Plan (the “Fiduciary”), and, if the Fiduciary is not the Subscriber, the Subscriber has been duly authorized by the Fiduciary to enter into the Subscription Agreement and the Fiduciary has consulted with counsel to the extent deemed necessary with respect to such investment.
14.3The Fiduciary has read and understands the Memorandum, including, but not limited to, the risks described therein, and including the discussion of the fee structure contained therein, and has concluded that the proposed investment in the Company and the purchase and holding of Shares contemplated thereby (i) are consistent with its fiduciary responsibilities under ERISA, including, without limitation, the diversification and prudence requirements under ERISA, or Similar Law (ii) are in accordance with all requirements applicable to the Plan under its governing instruments and funding policy under ERISA or Similar Law and (iii) will not constitute, result in or otherwise involve a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or the violation of any Similar Law.
14.4None of the assets of the Plan to be invested in the Company are assets with respect to which the Adviser, the Sub-Adviser or any affiliates thereof, or any placement agent, (i) is a fiduciary within the meaning of Section 3(21) of ERISA (as a result of providing investment advice or otherwise) or Similar Law, or (ii) has discretionary authority or control or renders investment advice.
14.5The Subscriber and, if different, the Fiduciary, are independent of the Adviser, the Sub-Adviser and any affiliates thereof.
14.6The Fiduciary has the authority and the discretion to make the investment decision to purchase Shares on behalf of the Plan and assumes full responsibility for making such investment decision, and in making this decision has not relied, and is not relying on, the investment advice of the Adviser, the Sub-Adviser or any affiliates thereof.
14.7The Subscriber represents and warrants that the purchase and the holding of the Shares will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable similar laws.
15.Anti-Money Laundering.
15.1The Subscriber represents and warrants to comply with applicable anti-money laundering laws and regulations of the U.S.
15.2The Company requires each prospective Shareholder to provide proof of its identity. For individuals, a passport or similar identification must be provided. An entity must provide a certified copy of its organizational documents (articles of incorporation, certificate of formation, or similar documents). The Subscriber represents that all evidence of identity provided is genuine and all related information furnished is accurate and agrees to provide any information deemed necessary by the Company in its discretion, to comply with its anti-money laundering and anti-terrorist financing program and related responsibilities. The Subscriber acknowledges that in the event of delay or failure by the undersigned to produce any information required for verification purposes, the Company may refuse to accept the subscription and the subscription monies relating thereto, or may refuse to allow a withdrawal until proper information has been provided. The Subscriber represents that all evidence of identity provided is genuine and all related information furnished is accurate.
15.3The Subscriber is either (check one of the following):

a. ☐	Acquiring Shares for its own account, risk and beneficial interest, and:

i.	is not acting as agent, representative, intermediary/nominee or in any similar capacity for any other person;

ii.	no other person will have a beneficial or economic interest in the Shares; and

iii.	does not have any intention or obligation to sell, distribute, assign or transfer all or a portion of the Shares to any other person;
OR

b. ☐
An investor intermediary investing in its own name on behalf of other investors, which, for these purposes, may include, without limitation, an introducing firm, an asset aggregator, a nominee or a fund of funds; and

i.	is subscribing for Shares as a record owner in its capacity as an agent, representative or nominee on behalf of one or more beneficial owners, and agrees that the representations, warranties and covenants made in this Agreement are made by it on behalf of itself and the beneficial owners; and

ii.
the Subscriber (i) has all requisite power and authority from the beneficial owners to execute and perform the obligations under this Agreement; (ii) has carried out investor identification procedures with regard to all beneficial owners; to the extent it is required to do so by applicable law, and (iii) has established the identity of all beneficial owners, holds evidence of such identities, to the extent it is required to do so by applicable law, and will make such information available to the Company upon request.

15.4    The Subscriber represents and warrants that, to the best of its knowledge, none of: (A) the Subscriber; (B) any person controlling or controlled by the Subscriber; (C) if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or (D) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a senior foreign political figure,1 any immediate family member2 or close associate3 of a senior foreign political figure as such terms are defined in the footnotes below.
15.5    The Subscriber understands that the Company prohibits any investment in the Company by or on behalf of the following persons (each, a “Prohibited Investor”) and that the Subscriber confirms that the Subscriber:

•	is not a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; or
________________________
1 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a corporation owned by a non-U.S. government. In addition, a “senior foreign political figure: includes any corporation, business, or other entity that has been formed by or for the benefit of a senior foreign political figure.
2 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.
3 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

•
is not a person with whom a transaction is prohibited by applicable provisions of Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time;

•	is not controlled by any person described in paragraphs 1 and 2 above;

•	has not made or received payments to or from any persons in violation of the U.S. Foreign Corrupt Practices Act (as amended from time to time) and the regulations promulgated thereunder; and

•	is not a foreign shell bank (a bank without a physical presence in any country).
15.6    The Subscriber represents and warrants that the Subscriber has not engaged in any conduct that would violate the Patriot Act, the Trading with the Enemy Act (50 U.S.C. § 1, et seq., as amended), the substantive prohibitions of the anti-boycott laws of the United States, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any enabling legislation or executive order relating thereto.
15.7    If the Subscriber is a non-U.S. banking institution (a “Foreign Bank”) or if the Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, it represents and warrants to the Company that:
(a)the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities;
(b)(the Foreign Bank employs one or more individuals on a full-time basis;
(c)the Foreign Bank maintains operating records related to its banking activities;
(d)the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and
(e)the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.
15.8    The Subscriber is not resident in, or organized or chartered under the laws of a jurisdiction that has been designated by the Secretary of the U.S. Treasury under Sections 311 and 312 of the USA PATRIOT ACT as warranting special measures due to primary money laundering concerns.
15.9    The Subscriber represents and warrants to the Company that the Subscriber understands and agrees that any withdrawal of Shares will be paid to the same account from which the Subscriber’s investment in the Company was originally remitted, unless the Company in its discretion, agrees otherwise.
15.10    The Subscriber represents and covenants that neither the beneficial owner, nor any person controlling, controlled by, or under common control with it, nor any person having a beneficial interest in it, is a Prohibited Investor. The Subscriber agrees to promptly notify the Company of any change in information affecting this representation and covenant.
15.11    The Subscriber acknowledges that if the beneficial owner is, or the Company reasonably believes that the beneficial owner is, a Prohibited Investor, the Company may be obligated to freeze its investment, either by prohibiting additional investments, declining any withdrawal requests and/or segregating the assets constituting the investment in accordance with applicable regulations, or its investment may be immediately withdrawn by the Company, and it shall have no claim against the Company, the Advisers, the Administrator, or any of their affiliates for any form of damages as a result of any of the aforementioned actions.
15.12    The Subscriber represents that the amounts contributed by the Subscriber to the Company were not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including anti-money laundering laws and regulations.
16.Swaps.
The Subscriber represents and warrants that the Subscriber will not enter into a swap, structured note or other derivative instrument, the return from which is based in whole or in part, directly or indirectly, on the return with respect to the Company or its Shares (a “Swap”) with a counterparty or counterparties (each, a “Counterparty”), such that the Counterparty would be deemed to be: (i) a beneficial owner of Shares of the Company for purposes of the Investment Company Act; (ii) the beneficial owner of Shares of the Company for purposes of the CEA or the rules of the CFTC; (iii) an offeree or purchaser of Shares for purposes of the Securities Act; (iv) a client of the Advisers for purposes of the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”); (iv) a purchaser of Shares for purposes of the Exchange Act (including, without limitation the anti-fraud rules thereunder); or (v) a holder of Shares who is an investor in a Plan.
17.Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns; provided that neither party shall be entitled to make any assignment of its rights hereunder without the prior consent of the other party.
18.Winding Up.
The Subscriber hereby agrees that it shall not take any action to present a petition or commence any case, proceeding, proposal or other action under any existing or future law of any jurisdiction, U.S. or non-U.S., relating to bankruptcy, insolvency, reorganization, arrangement in the nature of insolvency proceedings, adjustment, winding-up, liquidation, dissolution, composition or analogous relief with respect to the Company or the debts of the Company unless and until an undisputed debt is immediately due and payable by the Company to the Subscriber.

19.Third Party Rights.
A person who is not a party to this Agreement and who is granted rights pursuant to Section 11 of this Agreement (each, a “Beneficiary”) may, in their own right enforce their rights subject to and in accordance with the provisions of this Agreement. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement (including without limitation any Beneficiary) is not required for any amendment to, or variation, release, rescission or termination of this Agreement. In addition, the Subscriber agrees that the lenders (and any administrative agent or collateral agent acting on behalf of the lenders) shall hereby be a third party beneficiary of the Agreement and shall, in accordance with the terms of the Borrowing Facility, have the right to enforce the obligations of the Subscriber to make Capital Contributions under the terms of this Agreement and to seek all available remedies against the Subscriber if the Subscriber fails to make such Capital Contributions.
20.Governing Law.
This Agreement shall be governed by and construed according to the laws of the state of New York, without giving effect to conflicts of laws principles and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the state of Maryland, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. The parties agree that any action or proceeding arising, directly, indirectly or otherwise in connection, out of, related to or from this Agreement, any breach hereof, or any transaction covered hereby, may be resolved, whether by arbitration or otherwise, within the state of Maryland. Accordingly, the parties consent and submit to the jurisdiction of the courts of the state of Maryland.
21.Further Assurances.
The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.
22.Article Headings.
The article headings contained in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement.
23.Reliance on Information.
The Subscriber understands and acknowledges that the Company will be relying on the accuracy and completeness of its responses to the questions contained herein. The Subscriber represents and warrants to the Company as follows:
(a)(the responses of the Subscriber are complete and correct and may be relied upon by the Company in determining whether the offering of Shares is exempt from registration under the Securities Act, and

(b)the Subscriber will notify the Company immediately in writing of any material change in any response made herein after the date of this Agreement.
In addition, Subscriber agrees to provide the Company with such additional tax information as the Company or the Administrator may from time to time request.
24.Acceptance of Subscription.
The Subscriber understands that the Company or its agent will inform the Subscriber whether this subscription has been accepted. The Subscriber acknowledges that the Company reserves the right to reject in its discretion this and any other subscription only in whole.
25.Rejection of Subscription and Return of Subscription Amount.
If this subscription is not accepted, the Company shall as soon as practicable return any funds transferred by the Subscriber, without interest, at the expense and risk of the Subscriber, and this Agreement and any other documents delivered by the Subscriber may be destroyed by the Company.

SIGNATURE PAGE
The Subscriber and the Company have executed and delivered this Subscription Agreement this ______ day of__________________, _____.
Commitment Amount:_______________________________

Executed by:

Name of Corporation, Trust, or Partnership
Subscriber (please type or print)

By:
Name:
Title:

By:
Name:
Title:

Nuveen Churchill BDC Inc.

By:
Name: Shaul Vichness
Title: Chief Financial Officer and Treasurer